Exhibit 99.1

Edgio Announces Listing Transfer to Nasdaq Capital Market

Transfer will be effective as of October 20, 2023

Company to report Third Quarter 2023 financial results by November 9, 2023

PHOENIX, October 20, 2023 – Edgio, Inc. (NASDAQ: EGIO) (the “Company”), the platform of choice for speed, security, and simplicity at the edge, today announced that it has received approval from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) to transfer the listing of its shares from the Nasdaq Global Select Market to the Nasdaq Capital Market. This transfer is effective as of the opening of business on October 20, 2023.

This announcement has no immediate effect on the listing or trading of the Company’s common shares. The Company’s shares will continue to trade under the “EGIO” ticker symbol. The approval by Nasdaq was conditioned upon the Company meeting the applicable market value requirement of publicly held shares for continued listing and all other applicable requirements for listing on the Nasdaq Capital Market.

As previously disclosed on May 1, 2023, the Company received a letter that it was not in compliance with Nasdaq Listing Rule 5450(a)(1), as the closing bid of EGIO had been below US$1.00 for the previous 30 consecutive business days. The Company was given a compliance period of 180 calendar days, or until October 25, 2023, to regain compliance with the minimum bid price requirement.

As a result of the transfer to the Nasdaq Capital Market, the Company will be eligible for an additional compliance period to regain compliance with the requirements set forth in Nasdaq Listing Rule 54450(a)(1) that the bid price of the Company’s shares meet or exceed $1.00 per share for at least ten consecutive business days (the “Minimum Bid Price Rule”).

Following Nasdaq’s approval of an extended compliance period, the Company intends to continue actively monitoring the bid price and consider available options to regain compliance with the Minimum Bid Price Rule.

Additionally, Edgio will file its Quarterly Report on Form 10-Q for the period ended September 30, 2023 (the “Quarterly Report”) with the Securities Exchange Commission (the “SEC”), by November 9, 2023. The Company expects to host a conference call with analysts and investors following the filing and will provide conference call details at a later date.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These statements include, among others, statements regarding the Company’s current expectations and intentions with respect to the filing of its Quarterly Report and regaining compliance with Nasdaq listing requirements. Our expectations and beliefs regarding these matters may not materialize. It is very difficult to predict the effect of known factors, and the Company cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties, and other factors, including those factors disclosed in our SEC filings, including our most recent reports on Form 10-K and 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online on our investor relations website at https://investors.edg.io/ and on the SEC website at www.SEC.gov. All information provided in this release and in the attachments is as of October 20, 2023, and we undertake no duty to update this information in light of new information or future events, unless required by law.

About Edgio

Edgio (NASDAQ: EGIO) helps companies deliver online experiences and content faster, safer, and with more control. Our developer-friendly, globally scaled edge network, combined with our fully integrated application and media solutions, provide a single platform for the delivery of high-performing, secure web properties and streaming content. Through this fully integrated platform and end-to-end edge services, companies can deliver content quicker and more securely, thus boosting overall revenue and business value. To learn more, visit edg.io and follow us on Twitter, LinkedIn and Facebook.

Investor relations contact:

Sameet Sinha

602-850-4973

ir@edg.io